EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1)	SanDisk Limited, a Japanese company

2)	SanDisk Israel (Tefen) Ltd., an Israeli company

3)	SanDisk Hong Kong Limited, a Hong Kong company

4)	SanDisk (Cayman) Limited, a Cayman Islands company

5)	SanDisk Secure Content Solutions, Inc., a Delaware company

6)	SanDisk Equipment Ltd., a Japanese company

7)	SanDisk Manufacturing, a Republic of Ireland company

8)	SanDisk International Limited, a Republic of Ireland company

9)	SanDisk India Device Design Centre, Ltd., an Indian company

10)	SanDisk (Ireland) Limited, a Republic of Ireland company

11)	SanDisk Taiwan Limited, a Taiwanese company

12)	SanDisk Semiconductor (Shanghai) Co. Ltd., a Peoples Republic of China company

13)	SanDisk 3D LLC, a Delaware company

14)	SanDisk IL Ltd. (formerly msystems Ltd.), an Israeli company

15)	M-Systems, Inc., a New York company

16)	M-Systems Finance Inc., a Cayman Islands company

17)	P.P.S. von Koppen Pensioen B.V., a Netherlands company

18)	M-Systems B.V., a Netherlands company

19)	M-Systems Asia Ltd., a Taiwanese company

20)	SanDisk Spain, S.L.U., a Spanish company

21)	SanDisk Bermuda Limited, a Republic of Bermuda company

22)	Prestadora SD, S. de R. L. de C.V., a Mexican company

23)	SanDisk Brasil Participacoes Ltda., a Brazilian company

24)	SanDisk Scotland Ltd., a Scottish company

25)	SanDisk B.V., a Netherlands company

26)	SanDisk GmbH, a German company

27)	SanDisk France SAS, a French company

28)	SanDisk UK Ltd., a British company

29)	SanDisk Sweden AB, a Swedish company

30)	SanDisk Switzerland Sarl, a Swiss company

31)	SanDisk Korea Ltd., a Korean company

32)	SanDisk Italy S.R.L., an Italian company

33)	Information Technology (Shanghai) Co. Ltd. (formerly known as SanDisk Trading (Shanghai) Co., Ltd.), a Peoples Republic of China company

34)	SanDisk Technologies Inc., a Texas company